United states

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) December 12, 2014 madison explorations, inc.
(Exact name of registrant as specified in its chapter)

Nevada	000-51302	Pending
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2825 E. Cottonwood Parkway, Suite 500 Salt Lake City, Utah	84121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (801) 326-0110

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K	Madison Explorations, Inc.	Page 2

Information to be included in report

Item 1.02. Termination of a Material Definitive Agreement.

On December 12, 2014 the board of Madison Explorations, Inc. (“Madison”) and Mr. Brent Inzer have mutually agreed to terminate the asset purchase agreement for the purchase of the technology known as “CannaStrips” and related intellectual property.

After six months of further research and development of the technology the board has determined that the present state of federal drug enforcement laws in the United States does not provide the legal framework for Madison to secure a market, develop further delivery mechanisms, or generate revenue from the technology without violating the current laws.

As part of the asset purchase agreement, the board of directors had authorized the issuance of 5,000,000 shares of unregistered restricted Common Stock to Brent Inzer. Due to a cease trade order in British Columbia the board could not issue the authorized shares to Mr. Inzer at that time. As of the date of the termination of the asset purchase agreement the 5,000,000 shares had not been issued and, as a result of the termination, will not be issued.

See Exhibit 10.4 - Asset Purchase Agreement for more details.

Item 7.01. Regulation FD Disclosure.

Limitation on Incorporation by Reference: In accordance with general instruction B.2 of Form 8-K, the information in this report, including Exhibit 10.4, is furnished under Item 9 and pursuant to Regulation FD, and will not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as will be expressly set forth by specific reference in such filing. This report will not be deemed a determination or an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

The information contained in Exhibit 10.4 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.4	Asset Purchase Agreement dated May 28, 2014 between Madison Explorations, Inc. and Brent Inzer, filed as an Exhibit to Madison’s Form 8-K (Current Report) filed on June 2, 2014 and incorporated herein by reference.	Filed

Form 8-K	Madison Explorations, Inc.	Page 3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Madison Explorations, Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

madison explorations, inc.

	By:	/s/ Frank McEnulty
Dated: December 12, 2014		Frank McEnulty – CEO